Information about Advisory
and Sub-Advisory Agreements (Unaudited)

At a meeting held on May 14, 2008, the directors unanimously approved the continuance of the Investment
Advisory Agreements between the Funds and the Adviser and the Sub-Advisory Agreement with Gannett Welsh &
Kotler LLC, which is a subsidiary of The Bank of New York Mellon, in respect of each separate fund
("Portfolio") covered in this semi-annual report
(collectively, "Agreements

In preparation for the approval, the
directors requested and evaluated extensive materials from the Adviser and the Sub-adviser, including performance and expense information for other investment companies with similar investment objectives derived from data compiled by an independent third party provider
("Data Provider") and from other sources.
The directors also retained an independent consultant to assist them in reviewing and evaluating the reasonableness of the advisory fees.
The directors met with management of the Adviser, the independent consultant and counsel independent of the Adviser in person on May 13 and 14.

In addition, the directors reviewed a
memorandum from independent counsel discussing the legal standards for their consideration of the Agreements and discussed the Agreements in private sessions with independent counsel and the independent consultant at which no representatives of the Adviser were present, including sessions of the independent directors meeting separately. In their determinations relating to approval of the Agreements in respect of each Portfolio, the directors considered all factors they believed relevant, including the following:
1. information comparing the performance of each of the Funds to other mutual funds with similar investment objectives and to each Funds respective unmanaged benchmark index;
2. the nature, extent and quality of investment and administrative services rendered by the Adviser and Sub-Adviser;
3. payments received by the Adviser from all sources in respect of each Fund;
4. the costs borne by, and profitability of, the Adviser and its affiliates in providing services to each Fund;
5. comparative fee and expense data for each Fund and other comparable funds;
6. whether Fund expenses might be expected to decline as a percentage of net assets as Fund assets increase and whether the structure of fees contributes to such a decline for the benefit of investors;
7. the Adviser s and Sub-Adviser s policies and practices regarding allocation of portfolio transactions of the Funds, including the extent to which the Adviser benefits from soft dollar arrangements;
8. other fall-out benefits that the Adviser, the Sub-Adviser or their affiliates receive from their relationships with the Funds;
9. information about fees charged by the Adviser and the Sub-Adviser to other clients with similar investment objectives;
10. the professional experience and qualifications of each Fund s management team and other senior personnel of the Adviser and the Sub-Adviser; and
11. the terms of the various agreements.
The Directors also considered the nature, extent, and quality of the services provided by the Adviser and the Sub-Adviser based on their experience as Directors and on the information provided by the Adviser and the Sub-Adviser in response to the Director s requests. In their deliberations, the Directors did not identify any particular information that was all-important or controlling, and each Director attributed different weights to the various factors. To the extent possible, the Directors evaluated information available to them on a Fund-by-Fund basis, and their determinations were made separately with respect to each Fund.
Nature, extent and quality of services
provided by the Adviser and the Sub-Adviser
The Directors noted that, under the Investment
Advisory Agreements and Investment Sub-Advisory
Agreement, the Adviser and the Sub-Adviser, subject to the supervision of the Directors, manage the investment of the assets of each Fund, including making purchases and sales of Fund securities consistent with the Fund s investment objective and policies. Pursuant to the separate Administration Agreement, the Adviser also provides each Fund with such office space, administrative and other services (exclusive of, and in addition to, any such services provided by any others retained by the Fund) and executive and other personnel as are necessary for its operations.
The Directors considered the scope and
quality of services provided by the
Adviser under the Investment Advisory
Agreements and noted that the scope of
services provided had expanded over time as a result of regulatory and other developments.
The Directors noted, for example, that the Adviser is responsible for maintaining and monitoring its own and the Funds compliance programs, and that these compliance programs continue to be refined and enhanced. The
Directors considered the quality of the
investment research capabilities of the
Adviser and the Sub-Adviser and the other resources they have dedicated to performing services for the Funds. The quality of other services, including the Adviser s role in coordinating the activities of the Funds other service providers, also was considered. The Directors also considered the Adviser s response to various regulatory compliance issues affecting it and the Funds. The Directors concluded that, overall, they were satisfied with the nature, extent and quality of services provided (and expected to be provided) to each of the Funds under the various agreements.
The Directors also considered the scope
and quality of services provided by the
Sub-Adviser under its Investment
Sub-Advisory Agreement, including the
Sub-Adviser s responsibility for
compliance matters with respect to
the Funds it managed.
Costs of Services Provided and
Profitability to the Adviser
The Directors reviewed the information
provided by the Adviser concerning the
Adviser s profitability from providing
investment advisory and administration
activities to the Funds in the previous
calendar year. They discussed the operating profitability before taxes and distribution expenses for the Funds as a whole, and in respect of each Fund. The Directors recognized that it is difficult to make comparisons among investment advisors regarding their profitability from advisory and administration contracts because comparative information is not generally publicly available and is affected by numerous factors, including the structure of the particular advisor, the types of funds it manages, its business mix, numerous assumptions regarding allocations and the advisor s capital structure and cost of capital.
The Directors also recognized that the
Adviser should be entitled to earn a
reasonable level of profits for the
services it provides to each Fund.
The Directors did not consider the
separate profitability of the Sub-Adviser because the fees paid to the Sub-Adviser were negotiated by the Adviser and are paid out of the advisory fee received by it.
Fall-Out Benefits
The Directors noted that they would
consider that the Adviser and Sub-Adviser benefit from soft dollar arrangements whereby they receive brokerage and research services from some brokers that execute the Fund s purchases and sales of securities. The Directors noted that they received and reviewed information concerning soft dollar arrangements, which included a description of policies with respect to allocating Fund brokerage for brokerage and research services.
The Directors also considered that
the Adviser and certain affiliates may
receive rule 12b1 and shareholder
servicing fees from the Funds as well
as a portion of the sales charges on
sales or redemptions of certain classes
of shares.  The Directors also noted
that the Adviser serves as the Funds
administrator, custodian and securities
lending agent. The Directors recognized that the Adviser s profitability would be somewhat lower if it did not receive research and brokerage services for soft dollars or if the Adviser and its affiliates did not receive the other benefits described above.
Investment Results
The Directors considered the investment
results of each of the Funds as compared to those of mutual funds with similar investment objectives as provided by
The independent consultant, consolidated into a Peer Category, and with one or more selected securities indices. The
Adviser also provided a comparison to a
larger sample size, consolidated into an Objective Peer Group, and compared each Fund s performance to its corresponding Lipper peer group
(the Data Provider Category).
In addition to the information received
by the Directors for the Meeting, the
Directors received detailed performance
information for each Fund at each regular
Board meeting during the year.
The Directors reviewed information
showing performance of each Fund
over the 1-, 3-, and 5-year periods
ended 12/31/2007 as applicable
and compared to an appropriate securities index over comparable periods.
Core Bond Fund.  The directors
noted steps that the Adviser had taken
last year to improve performance, and
that the Fund s 1-year performance
had improved, although it still lagged
its Peer Category median. The directors also noted that for the 1-year period the Fund s performance was ranked in the second quartile as compared to funds in the Data Provider Category.
High Yield Fund.  The directors
noted the steps taken to improve
performance, and that the Fund s 1-year
performance had improved so that the Fund now outperformed its Peer Category median.
The directors also noted that for the
1-year period the Fund s performance
was ranked in the first quartile as
compared to funds in the Data Provider
Category.
Intermediate Government Fund.
The directors noted that, although
the 1- and 3-year performance of the
Intermediate Government Fund lagged
its Peer Category median, the Adviser
had taken steps to improve performance,
and that for quarter, 1-, 3- and
5-year periods ended 03/31/2008
the Fund s performance was ranked in
the first quartile as compared to
funds in the Data Provider Category.
Intermediate New York Tax-Exempt
Fund.The directors noted that the 1-
and 3-year performance of the
Intermediate New York Tax-Exempt Fund
exceeded that of its Peer Category median, and also noted the Adviser s statement that the Fund s performance was ranked in the first quartile for the 1-, 3- and 5-year periods as compared to funds in the Data Provider Category.
Intermediate Tax-Exempt Fund.
The directors noted the improvement in
the Fund s performance, and that the 1-year performance of the Intermediate Tax-Exempt
Fund exceeded that of its Peer Category median.
The directors also noted that while the
Fund s 3-year performance lagged that of its Peer Category median, the Adviser stated that that the Fund s performance was ranked in the first quartile and second quartile for the 1-year and 3-year periods, respectively, as compared to funds in the Data Provider Category.
Municipal Enhanced Yield Fund.
The directors noted that the 1-year
performance of the Municipal Enhanced
Yield Fund significantly lagged that of
its Peer Category median, while last year the Fund significantly exceeded that of its Peer Category median. In this regard, the directors noted the
Adviser s statements with respect
to the Sub-adviser s approach to
managing the Fund as compared to
the Fund s peers, and the fee waivers
already in place with respect to the Fund.
U.S. Bond Market Index Fund.
The directors noted that the 1-year
performance of the U.S. Bond Market
Index Fund exceeded that of its Peer
Category median.  The directors also
noted that while the Fund s 3-year
performance lagged that of its Peer
Category median, the Adviser stated
that that the Fund s performance was
ranked in the first quartile for the
1-year and 3-year periods as compared
to funds in the Data Provider Category.
The directors concluded that the
performance of the Adviser and the
Sub-Adviser was sufficient, in l
ight of the steps taken to improve
performance and the other considerations, to support approval of the Agreements.
Advisory Fee and Other Expenses
The Directors considered the advisory
fee rate for each Fund.  The Directors
recognized that it is difficult to make
comparisons among investment advisors
regarding their advisory fees because
there are variations in the types and
levels of services provided by various
advisors.
The Directors also considered the fees
the Adviser and Sub-Adviser charge other clients, including institutional clients, with investment objectives similar to those of the Funds. In the case of the Sub-Adviser, the Directors also considered the fees it charges to others, including institutional accounts.
The Directors were also mindful that,
for many of the Funds, the Adviser was
not receiving the full amount of its
advisory fee because it had agreed to
cap the expenses of those Funds.  The
Directors also considered the information provided by the Adviser concerning the significant differences in the scope of services provided to institutional clients and to the Funds.
The Directors also considered the
advisory fees and total expense ratio
of each Fund in comparison to the fees
and expenses of a subset of funds
within the relevant Peer Category with
a comparable asset size as well as with
a group of similar funds of competitors
in similar distribution channels. These comparisons were generally favorable with regard to the expense ratios of the Funds.
Economies of Scale
The Directors noted that the advisory fee schedules for all of the Funds contained breakpoints that reduce the fee rate on assets above specified levels. The Directors noted that, as assets grow, these fee schedules will provide shareholders benefits from lower effective advisory fees. The Directors also recognized the beneficial effects of the 07/01/2004 reduction in administration fees
which affected all Funds.